SHAREHOLDER LETTER I have been a long time student of Jim Collins and his wonderful books and research on “The Best of the Best” companies starting with Built To Last written with Jerry Porras in 1994. My favorite has been the “How To” build a great company perennial best seller Good To Great in 2001. We used the small number of Good To Great High Performance Concepts as reference and leadership mentoring material for building Carriage starting in 2012. We launched our first five year timeframe of Carriage’s Good To Great Journey that ended on December 31, 2016 with the annual theme of Carriage Services 2012 – A NEW BEGINNING, a five year timeframe during which Carriage’s share price increased at a compound annual rate of 38.6% from $5.60 per share at January 1, 2012 to $28.64 per share on December 31, 2016. But this Shareholder Letter will not be about a Carriage Good To Great Journey that never ends, as we labeled it at the beginning of 2017. Jim published a subsequent book in 2009 titled HOW THE MIGHTY FALL with a subtitle, “And Why Some Companies Never Give In”, a subject matter that aptly describes what Carriage went through in 2018. The story of our performance decline that showed early symptoms in the second half of 2017 and accelerated in the second and third quarter of 2018 is regretfully captured by our share price peaking at $28.96 on April 25, 2018 before collapsing 50% to a bottom of $14.50 on December 24, 2018, ending the year with a closing price of $15.50. Jim wrote How The Mighty Fall because he was curious why some of “The Best of the Best” companies he had previously researched for Built To Last and Good To Great had fallen so far so fast, some tragically so by capitulation to irrelevance or even death. But as Jim’s research shows on why great companies fall, certain companies do indeed recover – in some cases coming back even stronger than before the decline. This Shareholder Letter will lay out clearly and with brutal honesty what happened to detour Carriage’s Good To Great Journey and how we rapidly responded with a passionate determination to “NEVER GIVE IN!” CARRIAGE SERVICES 2018 Annual Report Page 1

I will start this Shareholder Letter with an email I received recently from Nicholas Welzenbach, one of our top Managing Partners whose name was recently submitted as a candidate to join our Standards Council. Nicholas explains better than I ever could in his own words the nature of what happened during 2017 and 2018 and why our determination to “NEVER GIVE IN” led to “A Year of Renewal” that should lead us back to our Good To Great Journey in 2019. We have therefore themed this year as Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II. We believe this second New Beginning for Carriage will produce much greater success in the future than ever achieved during any timeframe in the past. “From: Nicholas Welzenbach Sent: Monday, February 25, 2019 10:22 AM To: Mel Payne Subject: Deepest Gratitude Mel, First and foremost, thank you for giving us our company back. This email is long overdue. I have written and re-written it so many times. Over the past few months, you have given Carriage Services the rebirth it was in need of. Your letters were raw, honest and to the point. There is not a day that goes by that I do not reference or review the letters you began sending in October. Serving as a Managing Partner for this wonderful company is an enormous honor, one I never take lightly. Second, in February of this past year, I was in a dark place with Carriage Services and my future with our company. I had resigned myself to the understanding that I was no longer seen as a partner but more of just an employee. I read my letter to myself regularly to remain centered and keep focused. The gist of my letter; the most important things in the world to me are Kendall and our two wonderful children Audrey and Lachlan. I provide for my family by leading Darling & Fischer and Los Gatos Memorial Park to year over year success. How I feel about where I work needs to take a back seat. My family and our children’s future reign supreme. I assure you, my passion for funeral service and caring for families never wavered. It was my place in a company I have dedicated myself to that had changed. I needed to search for other places for leadership and inspiration, as my resources in Houston had been stifled and the culture was disappearing. Your letters changed all of that overnight. The adage, “the pen is mightier than the sword” has never been more prevalent in my life. You are the leader we need right now and I know I speak for many of my constituents when I say, “Thank you!” Being a funeral director and a nerd, I couldn’t be in a better place on earth. The Silicon Valley is full of individuals pushing limits and redefining people’s expectations. I have followed the life of Steve Jobs very closely. His goal was to make a dent in the universe, he most certainly did that. My goal is to make a dent in funeral service. I want to be a part of how our industry is perceived and experienced. I want to help redefine how our profession connects those that it serves. This opportunity exists because of calculation and someone telling me no, when no, is not what I wanted to hear. Thank you for seeing the big picture when I was unable to. Thank you for your trust with these incredible businesses and allowing me to feel that I own them. Mel, you and your company have created a place for passion and creativity for those that are willing to see opportunities for change and innovation. A million times over, thank you! Deepest Gratitude Nicholas Welzenbach” Page 2 CARRIAGE SERVICES 2018 Annual Report

Nicholas said in his third paragraph that "Your letters changed all of that overnight."To understand what he meant, I will lay out in chronological sequence my memorandums and letters that comprehensively explain what happened to Carriage that produced a decline in our portfolio performance trends and what happened to "change all of that overnight."

Memorandums to Managing Partners, Field Operations and Houston Support Center Leadership

	Date	Subject	Page
I.	October 1, 2018	Carriage Good To Great Turnaround Plan.	3
II.	October 15, 2018	Memorandum to Standards Council Members.	7
III.	October 31, 2018	CSV High Performance / Value Creation Restoration Program.	7
IV.	November 6, 2018	Memorandum to Carriage's Board of Directors.	14
V.	December 3, 2018	Standards Council Meeting / BTB 2019 Funeral Standards.	14
VI.	January 15, 2019	Carriage 2019 Annual Theme Letter.	19
VII.	February 12, 2019	Standards Council Meeting / 2018 Standards Achievement Standards Council Membership Goal, Criteria, Responsibility, Senior Leadership Team Reorganization.	24

I. October 1, 2018 Memorandum: Carriage Good To Great Turnaround Plan.

I am writing this letter to all of our field operations and support leadership to express my deep concern over declining performance trends in too many of our businesses in our funeral and cemetery portfolios over the last two years, but especially since the beginning of this year. Over the past month I have led a comprehensive analysis by our operating leadership and support teams of each of our businesses since 2011 using both operating and financial data trends as well as the corresponding Standards Achievement trends in each case.

I will clearly define the issues and challenges in this letter along with a comprehensive plan to turn around our total operating portfolio performance by year end 2018. The goal of this letter is not to blame or criticize anyone else for our current underperformance, as I am singularly and solely responsible. So it is now my responsibility and duty to you and all our employees, shareholders, bond holders, banks, suppliers and friends of the Carriage Family to restore the credibility of our **Being The Best Mission/Vision** in alignment with our **Five Guiding Principles.**

The profoundly important purpose of this letter is to rally and energize all of our field and support leaders around the idea of getting back on the **Carriage Good To Great Journey** with high and sustainable broad and deep portfolio performance beginning on January 1, 2019 and continuing through our second five year **Good To Great Journey** timeframe ending 2023. In order to set an excitedly determined tone for the comprehensive turnaround we will achieve together by year end 2018, I am also using this opportunity to communicate our annual theme for 2019:

Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II

CARRIAGE SERVICES *2018 Annual Report* Page 3

Background History Since co-founding Carriage over 27 years ago on June 1, 1991, there have been extreme internal and/or external circumstances at certain times when difficult decisions had to be made that were turning points which determined the future destiny of our company. One such turning point was at the end of 2011 when I realized that our senior leadership team and Board of Directors needed to be radically changed and restructured. This process was initiated on November 4, 2011 and continued over the first five year timeframe ofCarriage’s Good To Great Journey that never ends that began on January 1, 2012 with the theme Carriage Services 2012 – A NEW BEGINNING. We are now at another such turning point related to our future destiny. After completing the first five year timeframe of our Good To Great Journey in 2016, we entered a period in 2017 and thus far in 2018 that in hindsight has been a long transition during which too many businesses suffered from material declines in revenue and earnings. These declines regrettably offset the continued high performance success of our long term winners and even high quality new acquisitions. As I have stated many times in the past, if we are to Be The Best as a high performance culture company that just happens to be in the funeral and cemetery business, then we cannot tolerate our fabulous winning Managing Partners and teams of employees subsidizing the underperformers in our portfolio. Good To Great Turnaround Plan Since we have defined Carriage as a superior operating company among all funeral and cemetery business consolidators under the innovative framework of our funeral and cemetery Standards Operating Models, we must start with a goal related to high and sustainable Standards Achievement by every business in our portfolio. A. 2018 Turnaround Plan Standards Achievement Goal: Between October 2nd and November 30th we will implement action plans on a business by business basis with a goal of having each business in our portfolio over 50% Standards Achievement by December 31, 2018 and therefore positioned for High and Sustainable Standards Achievement success in 2019 and thereafter! B. 2019 Standards Achievement Goals: 1. Funeral Portfolio – Total Standards Achievement of 65%: . • Larger volume groupings (over 250 calls) with zero under 50% Minimum; and . • Smaller Volume Groupings (under 250 calls) with 90% over Minimum. 2. Cemetery Portfolio – Total Standards Achievement as follows: . • Ten largest – Total Standards Achievement of 75% with Zero Under Minimum; and . • Smaller Grouping – Total Standards Achievement of 60% with 70% Over Minimum. Page 4 CARRIAGE SERVICES 2018 Annual Report

Update of Funeral Standards and Good To Great Award

Dealing with the changing preferences of client families in our industry and the revenue challenges from higher rates of cremations versus traditional burials is not an issue that has an easy solution. Yet many of our best Managing Partners and businesses have continued with High Standards Achievement in the face of these challenges as reflected by over 30 Pinnacle Award Winners each year.

As a central element of this **Good To Great** Turnaround Plan, we will update and reboot certain Funeral Standards in each of our four volume groupings as well as add a fifth volume grouping with annual calls over 600. In general these proposed changes, which will be presented to our Standards Council for approval by year end, will include lowering the current 2% growth rate standard for ARPC, raising the S&B Margin Ranges and lowing the EBITDAR Margin Ranges, particularly for our under 125 and 125-250 call groupings, thereby making sustained achievement of these two margin standards and ARPC growth more possible.

Our updated Standards Profitability Ranges (GM%, S&B%, EBITDAR%) will differentiate to a greater degree than in the past between volume groupings, recognizing the difficulty of sustaining high margins in a smaller business while simultaneously providing high value personal services to client families in a way that differentiates your business from competitors and leads to growth in market share.

A. Short and Long Term Goal of Funeral Standards Update:

The goal of the Funeral Standards update and case by case business turnaround plans is to enable every business to start out 2019 at 50% Standards Achievement or higher as follows:

STANDARD	WEIGHT	ACHIEVEMENT	COMMENTS
Volume	30%	?	Possible - too early to know
ARPC	15%	15%	Reboot at 12/31/18
GM%	10%	10%	Most already achieve
S&B%	12%	12%	Revenue and people cost adjustments
Bad Debt%	3%	3%	Most already achieve
EBITDAR%	10%	10%	Revenue and cost adjustments
Right Quality	10%	?	Possible
Continuous Upgrading	10%	?	Possible
TOTAL	**100%**	**50%**	Possible with upside on volume & staff

B. Goal of Funeral Operations:

Our historical goal has been to achieve copounded revenue growth in each business of 3% (roughly 1% volume and 2% ARPC), but we have fallen way short of this goal in most of our businesses because of secular revenue challenges and in too many cases market share losses from having the wrong leadership in place. The new goal of Funeral Operations is as follows: **Annual Revenue Growth of 1% to 2%.**

CARRIAGE SERVICES *2018 Annual Report* Page 5

C. Funeral Good To Great Five Year Award Criteria Update: 2019 to 2023 1. Good To Great Five Year Award changed to now include all businesses that compound revenue over 1%. 2. Good To Great Award Winners in 1% to 2% compounded revenue growth group after five years receive a bonus (half cash / half stock) of 2 X Average Annual Being The Best Standards Achievement Bonus, while winners in the 2% to 3% growth and over 3% growth groups continue to receive 4 X and 6 X the Average Annual Being The Best Standards Achievement Bonus, respectively. 3. All Good To Great Award Winning Managing Partners now will receive an additional bonus pool to be allocated to employees for five year performance of the business. Cemetery Portfolio Performance We will also update and reboot certain Cemetery Standards in our Cemetery Standards Operating Model, thereby making sustained achievement of more cemetery standards possible. Our portfolio combination funeral and cemetery and standalone cemetery businesses number 32 and represent about 25% of Carriage’s total revenue. Historically our performance has been hugely dependent on our ten largest operations concentrated in California, Texas, Oklahoma, Louisiana and Florida. This year we have put in place high talented Sales Managers in each of these larger businesses along with substantial investment in new product inventory for sale. The timing of all of these “Right Who” Sales Manager moves could not have been better.   Conclusion I have traditionally ended my annual theme letters to you with the profound research insight from the book Good To Great by Jim Collins: “Greatness is not a matter of circumstance. Greatness, it turns out, is a matter of conscious choice!” I believe that each of you are here to make a high performance difference not only in your business but as an important team member of Carriage. I am therefore 100% confident that each of you will make “conscious and difficult choices” case by case as necessary in your business to get our Good To Great Journey back on track with high and sustainable performance as defined by Being The Best Standards Achievement during 2019. Page 6 CARRIAGE SERVICES 2018 Annual Report

II. October 15, 2018 Memorandum to Standards Council Members. I want to thank each one of you for your recent thoughtful and serious feedback to Mike Loeffel who was calling on my behalf. I also want to apologize to all of you for my failure to get our operating leadership right. Some of you (you know who you are) have wrongly suffered from my failure to get it right and I will personally call at some point in the near future to apologize and ask for your forgiveness. In the meantime, I am doing a complete review of our operating and corporate leadership organization and reporting, as well as brainstorming with OAPG on the update to our Funeral and Cemetery Standards Operating Models. I will chair the Standards Council update meeting in late November or early December during which we can discuss and debate the historical data and the Standards update recommendations in my letter and your individual feedback to Mike. I really like the revenue growth idea and moving away from ARPC! Keep THINKING UP GOODER IDEAS!! No more Standards Council “rubber stamp” B.S.!! I will soon write a follow-up letter to all Managing Partners describing the leadership and reporting changes that are inevitable for a successful relaunch of our Good To Great Journey – A NEW BEGINNING – PART II. III. October 31, 2018 Memorandum Update on Carriage Good To Great turnaround Plan – Renamed “Carriage High Performance and Value creation Trends Restoration Program”. On October 1st I wrote a letter to you expressing my deep concern over declining performance trends in too many of our businesses together with my initial thoughts and plans to get our portfolio of businesses performing again at a broadly higher level of Standards Achievement by January 1, 2019 and thereafter over the five year timeframe ending 2023. I also reached out confidentially for “brutally honest” feedback on the reasons for our portfolio performance decline, first to our Standards Council and subsequently to all of our Regional Partners and Directors of Support. Much like in a political election, “the votes are in and counted” and I am announcing in this letter to you the outcome and leadership and other changes necessary to get us back on the Carriage Good To Great Journey 100% aligned with our Being The Best Vision: 1. Vision for Carriage – Standards Operating Model / Decentralized Decision Making. I have often defined “Leadership” as someone who has ideas about the present and a vision of the future that others want to align with and follow. Without strong follow-ship, there is no leadership. Finding: The feedback expressed total support for the bottoms up ideas and decentralized decision making concepts related to our Standards Operating Model and Five Guiding Principles. Regrettably these ideas and concepts lost their alignment over the last two years with our Being The Best Vision and Guiding Principles. Leadership Changes: Yesterday I assumed the role of Chief Operating Officer and Peggy Schappaugh the role of Interim Head of Operations Analysis and Planning Group. CARRIAGE SERVICES 2018 Annual Report Page 7

Responsibility for Performance Declines: I take full and sole responsibility and am now once again fully engaged in operational leadership and ask for your help as we come together united as One Team, One Vision to get our company back on a Good To Great Journey. 2. Being The Best Standards Council. Finding: Our Standards Operating Model only has credibility because of the “bottoms up” ideas from our Best Managing Partners that cause our decentralized concept of performance management to be superior to a top down “budget and control” model. We moved away from Carriage’s Vision of this concept over the last two years by treating our Standards Council (Best of our Best Managing Partners) as a rubber stamp for what Operational Leadership wanted them to do. Not Good!! Changes: I will again become Chairman of the Standards Council and engage with our members more often during each year for their ideas and support. Without the PEER respect of what our Standards Council Members bring to all of us with their innovative ideas and proven success over many years, we are simply “talking the talk” rather than “walking the walk” and not listening and learning about how to get better. I will engage with our Standards Council related both to operating our individual businesses successfully over the long term as well as for ways of supporting our Managing Partners with systems and tools that make their achievement of standards success more likely and sustainable. 3. Being The Best Standards Reboot / Update. Finding: Our Funeral and Cemetery Standards had become outdated and more difficult to achieve given the changing preferences of consumers and cremation trends over the last seven years since our last major revisions and update. In particular we focused on and weighted too heavily rigid standards like Average Revenue Per Funeral Contract and Preneed Cemetery Revenue Interment Average. We too often linked the inability to achieve these outdated metrics to also not achieving one or both of our two people standards, which had a demoralizing impact on many of our Managing Partners and their teams of employees. Even worse, concern over not achieving ARPC and/or people standards led in too many cases to Managing Partners not serving some low revenue cremation families (market share), an unintended consequence totally out of alignment with our First Guiding Principle. Changes: I will chair a Standards Council meeting on Friday, November 30th during which we will discuss and debate a complete reboot / update of both our Being The Best Funeral and Cemetery Standards along with our annual Being The Best Standards Achievement Incentive Program to better align our definition of annual success with our Five Year Good To Great Awards tied to compound annual revenue growth. The proposed changes outlined below are only thoughtful proposed ideas that mostly were derived from the feedback that was received from members of our Standards Council which address the underperformance trends in many of our businesses. The final updated Standards will be approved on November 30th by our Standards Council and then communicated and supported effective January 1, 2019. Page 8 CARRIAGE SERVICES 2018 Annual Report

Redefine Being The Best Standards Achievement Success: . • Decrease weighting on 3 year funeral volumes from 30% to 15% and transfer up to 30% - 35% weighting to different levels of compound annual revenue growth over 3 years, i.e. less weighting but still some on 0%-1% compound revenue growth, more on 1%-2%, even more on 2%-3% and maximum weighting over 3%, whereas any level of compound revenue decline would be weighted 0%. . • Either eliminate the Average Revenue Per Contract Standard entirely (and 2% annual growth in ARPC) or decrease the weighting from 15% to no more than 5%, transferring more weighting to compound annual revenue growth categories over 3 years (0%-1%, 1%-2%, 2%-3%, over 3%) so that a full 50% of Funeral Standards (and analogous Cemetery Standards) are related to compound annual revenue growth over 3 years, aligning perfectly with our Five Year Good To Great Incentive Program. . • Decrease the weightings of our two people standards to 5% each or a total of 10% and put the Right Quality and Continuous Upgrading people assessment standards back under the control of Managing Partners, Directors of Support and Regional Partners – supported with analytical data by employee from OAPG. We lost sight of the healthy FOREST (compound annual revenue growth) while HUGGING A TREE (ARPC) that often had dying limbs that were falling off but the tree was still relatively healthy! . • The individual business performance improvement plans being currently implemented across our portfolio are intended to get most of our underperforming businesses to at least 50% Standards Achievement using the existing standards format by December 31, 2018. The good news is that based on outstanding analytical work by Peggy, Shane, Brittney and Chris from their partnering with Directors of Support and Managing Partners, most of our businesses will be at a high level of Standards Achievement for 2019 using the proposed updated Standards format, meaning we should have a record number of Pinnacle Award Winners. That’s more like it! . • Now the bad but absolutely necessary news. Any business below Minimum Standards of 50% using the rebooted / updated standards will be put into one of two subgroups. The first subgroup will consist of businesses that still have “franchise life and competitive standing” in their community worth an attempt to turn around, most likely under a new Managing Partner who didn’t cause the destruction of business value but who very well could restore positive value creation trends related primarily to recapturing lost market share. For this group there will be more time flexibility and support relative to Standards Achievement, as an “injured business” takes time to lead back to stable health. The second subgroup would be comprised of businesses that have suffered long term declines in market share and competitive standing and no longer contribute meaningfully to our portfolio performance. These would be divested and the capital we receive reinvested to achieve higher returns along with freeing up valuable time for our operational and support teams to focus elsewhere, thereby enabling others who need more attention to get better faster. . • We have not yet completed all the analysis and recommended changes to our Cemetery Standards, but they too will be thoughtful and intended to enable Managing Partners and Sales Managers and their teams to achieve broad and much higher and sustainable sales and operating performance in our cemetery portfolio, particularly our ten largest. CARRIAGE SERVICES 2018 Annual Report Page 9

4. Leadership Roles and Responsibilities / Flat Organizational Structure. Over the years since we introduced our Standards Operating Model at the beginning of 2004, the individual Standards evolved over time (until recently) so that they stayed relevant to changes in local market dynamics and client family preferences. Our corporate leadership organization also evolved along with defined roles and responsibilities, which over time resulted in a flat, more entrepreneurial and nimble organizational structure that was a “bottoms up” meritocracy as opposed to a “top down” layered bureaucracy. The idea and vision was that we turned the traditional hierarchy of operating and consolidating funeral home and cemetery businesses upside down and made the Managing Partner of each business the most important job in the company. Finding: Over the last two years the “Power of the Right People” in our portfolio of businesses got recentralized in Houston and as an unfortunate result the designed leadership roles of our Regional Partners, Directors of Support, Operations Analysis and Planning Group Members and especially the “Senior Partner” role of our Managing Partners got confused and way out of alignment with our Standards Operating Model and Vision. We have also had way too much turnover in our Managing Partner ranks because many weren’t being successful at achieving outdated Standards. Not good, not acceptable and no longer. Changes: I am actively engaging, coaching and mentoring all of our remaining operating leadership on the proper definition of their roles in support of the long term success of each Managing Partner and business. On Thursday, November 29th I will host a full day seminar for Regional Partners, Directors of Support, Operations Analysis and Planning Group and OSGLT Members on the proper definition and execution of their roles. All of these leaders will then participate in and/or observe the discussions and debate of our Standards Reboot / Update at our Standards Council Meeting on Friday, November 30th. Finally, I will host all of these leaders on Friday evening, November 30th at a Carriage One Team, One Vision Dinner so that we have the month of December to communicate the revised Being The Best Standards and Standards Achievement Incentives effective January 1, 2019. Our goal is simple: To have a portfolio of businesses with Being The Best Standards Achievement Winning Managing Partners and employees. Only then can we become a Good To Great Journey company again. 5. Houston Support Center. The idea of our Houston Support Center providing value added services to our Managing Partners (such as Legal, Accounting, Reporting, Human Resources, IT, Operations Analysis and Planning, etc.) that enable Managing Partners to more effectively focus locally on growing their market share and business by simply Being The Best at providing high value personal services through highly motivated and skilled teams of employees is a Good To Great Concept. Finding: We have not kept current with our service offerings and support in several challenging areas such as more effectively dealing with cremation families and shoppers and the practical and effective use of social media to grow market share. Page 10 CARRIAGE SERVICES 2018 Annual Report

Changes: We will immediately explore ways in which we can develop support services and resource tools either internally or through third parties that can be made available to those Managing Partners and Sales Managers seeking help in handling cremation families and shoppers, using social media without being “tech geeky”, as well as in other areas where our support of you has become inadequate for you to successfully deal with the changing competitive dynamics in your market. We want more of you to become high performance winners so we have to do a much better job of supporting and that starts with better listening on our part. Please keep sending us your best ideas and suggestions for improved operating and back office support. Thanks in advance! 6. Monthly Reporting Format / Update Being The Best Standards. Finding: Our monthly reporting for each business currently shows 4 full years and a rolling 12 months of operating data and income statement categories on the left side so that by December you can see five full years of trend data for your business. On the right side we show comparative rolling 3 months by month and year to date with the prior year so that you can easily determine whether you are achieving or trending close to achieving your standards, which are shown on the right. Obviously this reporting format was not increasing the number of Standards Achievement winners in our portfolio.   Changes: Each business will be reported in one of six compound revenue groupings (over 3%, 2%-3%, 1%-2%, 0%-1%, 0% to minus 3% and more than 3% decline), consistent with the proposed reboot / update of our Funeral and Cemetery Standards on November 30th to be effective January 1, 2019. The goal of operational and support leadership (Regional Partners, Directors of Support, Operations Analysis Planning Group, etc.) is to have more Managing Partners moving over time into higher compound annual revenue categories so that they and their winning teams of employees are increasingly recognized and rewarded as high performance heroes for the success in their respective businesses and communities. 7. Operational Leadership / Bottoms Up Staying in Touch. Finding: Our operational leadership lost touch with what was going on in our businesses and resorted to “process and initiatives” that got no performance result but made it seem like they were always busy. Changes: Our Regional Partners and Directors of Support, as well as our Operations Analysts, will spend more quality time selectively in our businesses (long enough to learn about the people and the market) so that our employees know we care about and are connected to their “real world” of challenges, support needs and opportunities to get better at the noble work we are privileged to do in their communities. We will also seek to find ways for some of our leaders including me to stay in touch other than through personal visits (sometimes distracting and intrusive if not sensitive to local schedule of activity). It is simply imperative that operating leadership stays in touch with the “beating people hearts” of our local businesses and to do everything possible to keep each business “big heart healthy”! Otherwise the “small brain” that exists in Houston only in service of each of our businesses will “die on the vine”. We have cancelled the Annual Managing Partners / Sales Managers Meeting in Houston scheduled for June 2019 in order for us to get totally in touch with our Managing Partners and employees where they live and work in their respective local businesses and communities. CARRIAGE SERVICES 2018 Annual Report Page 11

8. Operations and Strategic Growth Leadership Team – President and COO – CEO Successor. At the beginning of 2017 I promoted a group of leaders to the senior leadership team (OSGLT) and thought that one or two members of this team might emerge as a CEO successor candidate over the next several years. Finding: The Company needs stronger executive leadership that is completely aligned with the ideas and high performance concepts as defined by our three core models of Standards Operating, Strategic Acquisition and 4E Leadership, Being The Best Vision and Five Guiding Principles. We currently don’t have an internal candidate to replace me as President and COO nor do we have a candidate to assume my role as CEO at some point in the future. Change: I have assumed control of operations leadership and will also be announcing by year end a reorganization of the reporting structure of OSGLT Members and their roles and responsibilities. My intention is to lead operations through 2019 and the first half of 2020 but to begin an external search for a President and COO during the first half of 2020 and to have this new leader in place by the end of 2020. To help me greatly improve my chances of selecting the “Right Who” on the President and COO search, I will form a Carriage Future Leadership Search Committee that will include at least two members of our Standards Council, two members of our Board of Directors, and two members of senior leadership. I look forward to that collaboration with a sense of purpose and great joy. I am blessed that my health is outstanding even relative to much younger men, and my energy and passion for our people, our business and our company has never been greater. I intend to remain in my role as Chairman and CEO after finding the right President and COO and have no plans to retire as long as I am healthy and adding value to our company. Summary Shortly we will be releasing our Third Quarter Performance Earnings Release. I will be announcing some of what was in my October 1, 2018 Memorandum as well as the major leadership changes in this Memorandum. Some of you rightfully have worried about the current health and future outlook of our company as reflected in the decline in our share price from about $28 per share in April to just under $19 today. The reason I have taken bold leadership action to “get our high performance” back is because I have a fiduciary duty and loyalty to each of you and to the idea and Being The Best Vision of our company. Page 12 CARRIAGE SERVICES 2018 Annual Report

Do not worry about the stock price as our share price will follow the upward trend of our portfolio performance “turnaround” like night follows day. I have renamed the Good To Great Turnaround Plan (only for previous internal communication related to urgency and purpose) in our earnings release as follows: High Performance and Value Creation Trends Restoration Program We fully expect that as we measure and then communicate to public shareholders the performance success of all the changes I am announcing to you in this memorandum, our share price will take an upward trajectory much like it did when we launched the first five year timeframe of our Good To Great Journey on January 1, 2012. We ended 2011 at $5.60 per share and increased fourfold into the low $20’s per share by 2014. Since then we have been trading in a range of $22 - $28 per share, primarily in our view because of a convertible security we issued in 2014 that turned out to be a big mistake. We recapitalized our balance sheet in May of this year, which mostly removed the convertible as a lid on our share price moving into the low $30’s range. So the ONLY thing holding back our share price from taking its own Good To Great Journey upward and away is our portfolio performance and the perception by investors that our performance has been declining and leadership (me and you) doesn’t have a plan to reverse the declining trends. My message to investors on our quarterly conference call tomorrow will be profoundly simple: “Talk is cheap! So watch what we do!” I have 100% confidence in the ideas and vision of our company and the leadership and employees who will now rise to the occasion and execute our updated Standards Operating Model at a high level of achievement to get our operating and financial performance back on aGood To Great Journey that will sustain itself through the five years ending 2023. Our annual theme is therefore timely and profoundly appropriate: Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II As always, I leave you with this quote from the book Good To Great by Jim Collins: “Greatness is not a matter of circumstance. Greatness, it turns out, is a matter of conscious choice!” The second Five Year Timeframe of our Good To Great Journey begins on January 1, 2019 and there is no place on earth that I would rather be than on this “what really matters” journey with each of you. CARRIAGE SERVICES 2018 Annual Report Page 13

IV. november 6, 2018 Memorandum to Carriage’s Board of Directors. The positive and inspiring feedback from the field continues to amaze even me. I would have thought it impossible to abuse the idea and vision of Carriage so fast that our Managing Partners, Directors of Support and Regional Partners became so demoralized with small thinking and top down authority that our high performance culture was literally smothered. It shows again the brilliance of Jim Collin’s simple and profoundly powerful insight, First Who, Then What. I picked the Wrong Who to lead operations and the What High Performance became Bad Low Performance in less than two years! Which also points to the upside opportunity now that Mr. Market fled CSV, but also the need to recruit a successor from outside the company (and likely the industry) that “Gets It” on Leadership out front with energy and passion. I’m beginning to sense a bottoms up performance power infecting (in a good way) our leaders both in the field and home office. I think the Carriage Good To Great Turnaround Plan has quickly morphed into the Carriage “Turn It Up” Transformation Plan! V. december 3, 2018 Memorandum: Standards Council Meeting – Being The Best 2019 Funeral Standards. On Thursday, November 29, 2018, I chaired a “Carriage University” meeting with almost fifty members of our Operating Leadership and Houston Support Center Teams including Regional Partners, Directors of Support, Operational Analysts, Accounting / Reporting, H.R., I.T., Treasury and Strategic Development. We spent the entire day redefining roles and responsibilities and reviewing the history and evolution of our Funeral and Cemetery Performance Standards and the various reboot / update options that would be considered by our Standards Council the following day. On Friday, November 30, 2018, our Standards Council met all day (everyone from the prior day were observers) to discuss and debate various ideas and options to reboot and update our Funeral and Cemetery Performance Standards for 2019 and thereafter. I will briefly summarize the Funeral Standards that were approved, but before doing so I would like to take this opportunity to list the nine Managing Partners that currently serve on Carriage’s Standards Council, eight of whom were present at the meeting. Steve Mora continues to recover from surgery a couple of weeks ago, but he is expected to be with us when we meet again during the month of February 2019 to approve 2018 Standards Achievement for each business. Never have I been more proud and honored to be chairing a meeting of such High Performance Managing Partners who represent you and our company on our Standards Council. Kristi AhYou was recently added by way of “Battlefield Promotion” after she reached out to me with her ideas and help following my Memorandums of October 1, 2018 and October 31, 2018. And yes she was a rock star amongst all the other rock star Council Members on Friday. Page 14 CARRIAGE SERVICES 2018 Annual Report

NAME	BUSINESS	LOCATION	MEMBER SINCE
Kristi Ah You	Franklin & Downs	Modesto, CA	2018
James Bass	Emerald Cost/McLaughlin FH	Ft. Walton Beach, FL	2016
Mark Cooper	Seaside Memorial Park & FHs	Corpus Christi, TX	2009
Frank Forastiere	Forastiere Funeral Homes	Springfield, MA	2004
Kyle Incardona	Hillier Funeral Homes	Bryan/College Station, TX	2013
Justin Luyben	Evans Brown Mortuaries	Sun City, CA	2017
Steve Mora	Conejo Mountain FH & Memorial Park	Camarillo, CA	2013
Tom O'Brien	O'Brien Funeral Home	Bristol, CT	2017
James Terry	James Terry Funeral Homes	Downingtown, PA	2016

As a lead in to the new Funeral Standards (Cemetery Standards will be approved and communicated by the third week of December after Steve has recovered and can participate), I will offer a quote from a new Service and Guest Experience Standard presentation by Kyle Incardona on Friday, a presentation which was a **WOW** to everyone in attendance:

"To Be The Best and stay the best, we cannot become complacent. We must continue to be innovative and have the courage to change no matter how uncomfortable that change may be!"

After the enormous amount of positive and exciting feedback from the vast majority of our Managing Partners after my October 31, 2018 Memorandum, combined with the "brutally honest" feedback from our Standards Council Members, Directors of Support and Regional Partners after my October 1, 2018 Memorandum:

We listened to you, we heard you loud and clear, and we acted with boldness and speed to "redefine success" under the framework of our Standards Operating Model.

Shown on the next page is a table that includes the major changes that were made in our Funeral Standards, primarily relating to growth in Funeral Volumes and Revenue plus a new Service and Guest Experience Standard. The Volume (Market Share) and Revenue Standards are now weighted a combined 50% and the new Service and Guest Experience Standard 15%, totaling 65% for these three High Performance Funeral Standards. The new Service and Guest Experience Standard is expected over time to be a leading indicator of future market share and revenue growth and replaces our two previous People Standards that were weighted 10% each.

Any business with a three year compounded revenue decline will achieve 0% weighting whereas there are four potential three year compounded revenue growth categories of 0% to 1% (10% Achievement), 1 to 2% (25% Achievement), 2% to 3% (30% Achievement) and over 3% (35% Achievement). The Service and Guest Experience Standard will not be all or none and can range from 0% to 15%.

CARRIAGE SERVICES *2018 Annual Report* Page 15

The variable and longer term growth structure of these new High Performance Standards will almost certainly make achieving 100% of our **Being The Best** Funeral Standards more difficult than in the past but should lead to more Managing Partners and their employee teams achieving over the Minimum Standard of 50% and being "in the money" for their annual **Being The Best** Incentive.

FUNERAL STANDARDS	EXISTING WEIGHTING %	NEW WEIGHTING %
Contract Volume (exceed 3-Year Average)	30%	15%
Average Revenue Per Contract (2% Annual Increase)	15%	Eliminate
Net Revenue (3-Year Compounded Growth) – NEW		
0% to <1%		10%
1% to <2%		25%
2% to <3%		30%
>3%		35%
Market Share/Revenue Growth Subtotal	**Up to 45%**	**Up to 50%**
Service and Guest Experience – NEW[(1)]		15%
Right Quality of Staff	10%	Eliminate
Continuous Upgrading of Staff	10%	Eliminate
People/Service Subtotal	**Up to 20%**	**Up to 15%**
Gross Margin % Range	10%	5%
S&B % Range	12%	10%
EBITDAR Margin % Range	10%	15%
Bad Debt % Range	3%	5%
Profitability Standards Subtotal	**Up to 35%**	**Up to 35%**
TOTAL FUNERAL STANDARDS	**Up to 100%**	**Up to 100%**

[1]Kyle Incardona and Kristi AhYou are Co-Chairing Development of "measurement activities" by Managing Partners and Staff. This new "Game Changer" Service and Guest Experience Standard will incorporate and replace our People Standards.

The table above provides the detailed changes to the three "Top Line" High Performance Funeral Standards related to growth in Volume and Revenue plus a new Service and Guest Experience Standard. These three Standards together are weighted 65% of Total Funeral Standards, which reflects the dominant emphasis placed on long term growth in market share and revenue that are a result of high value funeral service experiences both for our client families and their guests.

The table on the next page provides the smaller yet still relevant changes to our four Funeral Financial Profitability Standards that total 35% of Total Funeral Standards. The table shows two of the four Funeral Home Groupings and related Financial Profitability Standards Matrix with four Adjusted Margin Ranges. The two Groupings not shown include one whose businesses have Average Revenue Per Contract (ARPC) of less than $4,500 (higher cremation mix) and the other with ARPC of more than $7,500 (more traditional burial mix).

Page 16 CARRIAGE SERVICES *2018 Annual Report*

Funeral Home Standards Group	Contracts <125 A	Contracts <125 - 250 B	Contracts <251 - 400 C	Contracts <401 - 600 D	Contracts <600 E	Contracts <125 A	Contracts <125 - 250 B	Contracts <251 - 400 C	Contracts <401 - 600 D	Contracts <600 E
ARPC Group	$4,500 - $6,000					$6,001- $7,500				
Gross Margin Standard	86-88%	86-88%	86-88%	86-88%	86-88%	85-87%	85-87%	85-87%	86-88%	85-87%
Salaries & Benefits Standard*	30-32%	30-32%	27-29%	27-29%	27-29%	29-31%	27-29%	27-29%	27-29%	27-29%
Bad Debt Standard	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%
EBITDAR Standard	35-39%	37-41%	39-43%	40-44%	41-45%	36-40%	38-42%	40-44%	41-45%	42-46%

*For multiple location businesses (excludes dark chapels), add 1% to the S&B% ranges, for example if the S&B% range show 27-29%, for a multiple location business their range would be 28-30%.

In general the rebooted standards recognize and reward those Managing Partners who are able to grow the market share and revenue of their businesses at compounded rates of revenue growth with substantial differentiation between lower rates of revenue growth (0% to 1%) versus higher rates of revenue growth (maximum category over 3%). There has also been substantial relief on the S&B and EBITDAR Margin Ranges, especially for our smaller volume businesses. We have completely eliminated the Average Revenue Per Contract (ARPC) as well as our People Standards which were **DEAD ON ARRIVAL** at our Standards Council Meeting, so no one can be punished and demoralized with these Standards ever again.

As an innovative company, especially related to our unorthodox Standards Operating Model, we continue to listen, learn, adapt and evolve our High Performance Funeral and Cemetery Standards to keep them relevant to the changing trends and customer preferences in our businesses and markets. What is interesting is that we will now have 65% of our rebooted Funeral Standards and 65% of Cemetery Standards weighted directly and indirectly on long term (three year) compounded revenue growth and only 35% weighted on short term (one year) profit margins related to revenue.

The evolutionary history of our Standards Operating Model since 2003 is highly predictive about what will happen over the next five years: We will achieve higher same store rates of growth in revenue in both our funeral homes and cemeteries that will produce even higher compounded rates of growth in Field EBITDA because of the positive financial dynamics of operating leverage in our high fixed cost businesses.

CARRIAGE SERVICES *2018 Annual Report* Page 17

Summary As I will be traveling all week, I wanted to rush a summary of the 2019 Funeral Standards out to all our Managing Partners ASAP so that you can begin to have substantive discussions about the Standards Council Meeting and reasoning behind the changes that were made with our Re- gional Partners, Directors of Support, Analysts and Members of our Standards Council. I will write again with more color commentary in January, but will leave you with a handful of re- marks that were made during the Standards Council Meeting and afterwards at a One Team, One Vision dinner on Friday night. Energizing; Liberating; Freedom to Grow; Innovative; Out Of The Box Thinking; Radical Adaptation; Transformative; Leaning Into The Future; Game Changing!! As you all know, our Carriage Learning Journey has had its ups and downs over time. Once in a while we must deal with existential crisis in our lives and business. I offer you a personal recent quote from Robert Maclary, Managing Partner of Kent Forest Lawn Funeral Home and Cemeteries in Panama City, Florida, which was recently devastated by Hurricane Michael (Robert and his team are operating out of a small sales office at Evergreen Cemetery and are temporarily working out of a portable trailer office as well). “Seriously, the shock and awe is retreating. Funeral Homes had a great November and Cemetery Sales improved with more activity. We are back in the saddle, December will be great. Why, because we choose GREATNESS! It’s who we are!” I’m inspired by Robert and his team and by all of you. What a way to jumpstart Carriage Services 2019: Back To The Future - A NEW BEGINNING – PART II! Page 18 CARRIAGE SERVICES 2018 Annual Report

VI. January 15, 2019 Memorandum - Carriage Annual Theme Letter. Congratulations – we survived 2018 and have begun the second five year timeframe of Carriage’s Good To Great Journey that never ends with the annual theme for 2019: Carriage Services 2019: Back To The Future – A NEW BEGINNING - PART II For the many of you who were not a leader of or in an individual business, field operations or support center group on January 1, 2012 when we first launched Carriage’sGood To Great Journey with the annual theme, A NEW BEGINNING, the good news is that you are now in a leadership position that can determine whether Carriage quickly returns to a high and sustainable financial performance. In other words, you are once again the real owners of Carriage through your performance and therefore control the future destiny of our company. Institutional investors who own most of our outstanding shares would in my view have a very difficult time understanding all that has happened underneath the “public covers” of Carriage over the last four months. However, what they do understand are the quarterly and annually reported performance trends of our portfolios of businesses starting in the first quarter of 2019 and thereafter which will directly impact our share price. And right now investor confidence in our future performance is very low, which is reflected in a share price of only $16.86 at yesterday’s close of the stock market. As soon as we show that our future performance will be back on an upward trend and that we have quickly reversed the negative trends of 2017 and especially 2018, then our share price will head north much like during the five year timeframe of 2012 – 2016. A little history will help provide a “big picture” perspective. We launched the first five year timeframe of Carriage’s Good To Great Journey after a previous significant management team restructuring and update of our Funeral Standards at the end of 2011, after which we achieved the following financial and Carriage (NYSE Symbol: CSV) share price results: . • Total Revenue increased at a compounded rate of 6.4% (Same Store and Acquisition) over the five years 2012 – 2016; . • Adjusted Consolidated EBITDA increased at a compounded rate of 10.8% over the five year timeframe; . • Adjusted Consolidated EBITDA Margin increased 5.5 percentage points over the five year timeframe to 29.7% in 2016 from 24.2% in 2011, a company and industry milestone never before reached by a consolidation company; and . • Carriage’s share price soared from $5.60 per share at December 31, 2011 to $28.64 on December 31, 2016, a compounded annual increase over five years of 38.6%. After all the positive and exciting feedback that we have recently received from so many of you, I am 100% certain that A NEW BEGINNING – PART II will produce the same spectacular financial results and compounded share price increases over five years, except this time we begin with a base year share price of $15.50 on December 31, 2018. So right now would be a great time for any of you not enrolled in our stock purchase program to do so, as I would much prefer to be celebrating with you five years from now rather than hearing, “Coulda, Woulda, Shoulda!” CARRIAGE SERVICES 2018 Annual Report Page 19

First Who, Then What The performance declines in our funeral and cemetery portfolios during 2017 and 2018 were made much worse by the operating leadership abuse of outdated Funeral and Cemetery Performance Standards, which had an increasingly demoralizing impact on our field leadership throughout the company during 2018 and led to a huge decline in our share price from a high of $28.96 in April 2018 to a low of $14.50 in December. The Good To Great concept of First Who, Then What works just as powerfully on the downside as the upside and explains our continuing focus on getting the leadership right at each business and throughout our field and support center teams. We will continue our focus on First Who, Then What which means getting the Wrong People off the Carriage Bus and the Right People in the Right Seats on the Carriage Bus so that we never again experience the demoralizing impact and portfolio performance declines of the last two years. At this point it’s time for our leadership at all levels to execute the recently rebooted and updated Funeral and Cemetery High Performance Standards, enabling us to once again drive the Carriage Good To Great Journey Bus toward GREATNESS! Transformation: Mid-September through December 2018 I have been involved in many up and down cycles at Carriage since its founding on June 1, 1991. Most of the down cycles lasted years and seemed like they would never end. So what we have accomplished together over the last four months of 2018 has been nothing short of AMAZING, as summarized below: 1. October 1st Memorandum: Analytical Analysis and Profile of Portfolio Performance Declines since 2011. . 2. October 31st Memorandum: Wrong People Off The Carriage Bus and diagnosis of outdated Funeral and Cemetery Performance Standards. . 3. December 3rd Memorandum: Standards Council Approval of Rebooted / Updated Funeral Performance Standards. . 4. December 21st Standards Council Telephonic Meeting: Approved Rebooted / Updated Cemetery Performance Standards. . 5. December 3rd – January 8th: Collaboration by Carriage High Performance Team (Kyle Incardona, Kristi AhYou, Nathan Stiffler, Kyle Miller and many others) to create and roll out a Partnership Portal for the “Game Changing” new Funeral Service and Guest Experience Performance Standard. I would like to thank all of the Managing Partners, Standards Council Members, Directors of Support, Regional Partners and Operations and Planning Group Analysts who let me know with brutal honesty how you had been demoralized during 2017 and 2018 and your thoughts about the rapid fire changes in leadership and Funeral and Cemetery Performance Standards over the last four months outlined above. Your feedback to me both directly through emails and indirectly through others has been the most energizing and inspiring experience of my long career. Page 20 CARRIAGE SERVICES 2018 Annual Report

So much so that I’m feeling twenty years younger and passionately excited about how our 4E Leadership Managing Partners and their Being The Best Employee Teams can increase our portfolio performance immediately ahead and thereafter over the second five yearGood To Great Journey timeframe ending December 2023. Standards Council Meeting / Service and Guest Experience Standard / Partnership Portal Our Standards Council eliminated three Funeral Standards with a total weighting of 35% (ARPC weighted 15% and two People Standards weighted 10% each) and approved new Funeral and Cemetery Compounded Revenue Growth Standards plus the “Game Changer” Funeral Service and Guest Experience Standard weighted 15%. There has been a natural response from our Funeral Managing Partners that the new Service and Guest Experience Standard is to a large degree subjective and could be “abused” much like those that were eliminated at our Standards Council Meeting on November 30, 2018. The Partnership Portal has been created to reduce the uncertainty and confusion that our Managing Partners might be feeling about how to measure “relative success” on this new standard weighted 15% (scale of 0 to 15%, not all or none). . • The Partnership Portal is a unique Carriage website built and designed to enable collaboration among Managing Partners and to learn from Managing Partners who are experiencing success; . • The Partnership Portal is a new tool for Managing Partners to both share and learn from Service and Guest Experience ideas, advice and best practices; . • The Partnership Portal will be used to highlight success stories related to the new standard, especially the “Guest Experience” element relating directly to future market share and higher compound rates of revenue growth over time; . • Our field leadership will be able to learn about upcoming events and program updates from the Carriage Digital Presence Team. Anytime an innovation minded company like Carriage moves radically, boldly and swiftly to eliminate what doesn’t work and to get out in front of the changing preferences of our client families (the ONLY THING we can be certain about is CHANGE!), then undoubtedly some people may find rapid change unsettling. The new Service and Guest Experience Standard as well as the Partnership Portal is a “work in progress” that will be continuously evolving and growing more relevant and effective for Managing Partners and your teams of employees as you provide both positive and negative feedback over time. I want to especially thank Kyle Incardona and Kristi AhYou who both reached out to me during the recent management restructuring and Standards Reboot / Update transformative process wanting to help so that I could get Carriage and its senior leadership team aligned with our Being The Best Mission / Vision and Five Guiding Principles. The most successful companies getting the guest experience right also turn into companies that move from a Good To Great Journey to a Built To Last Company with a reputation for customer service second to none. CARRIAGE SERVICES 2018 Annual Report Page 21

We have often described the noble work that is performed in our funeral homes and cemeteries for client families who have experienced or will experience in the future the death of a loved one as providing “high value personal services and sales.” Now we can broaden our focus to include all guests at all times and phases, as every “point of contact” is an opportunity for an experience that will leave a lasting impression that will enhance reputation and lead to increases in future market share which in turn leads to higher rates of compounded revenue growth. A simple thing like unexpected random acts of kindness or courtesy to a non-client family “guest” can be what triggers loyalty to your business in the future. It’s all about the “mindset and motivation” of each employee and the ability of each Managing Partner to ENERGIZE their staff around this Being The Best Vision of the future. I will pass on a bold prediction by Kyle Incardona when he first reached out to propose the adoption of the new Service and Guest Experience Standard as a replacement for the three that were eliminated: ”This new standard is a Carriage “Game Changer” and over time will attract better 4E Leadership and employee talent and lead to the best remaining independent businesses wanting to join Carriage.” I can now also “boldly predict” that in five years Kyle will have proven to be a great predictor of the future success of Carriage. Carriage Good To Great Journey Becoming A Built To Last Company I have long been a “student learner” dedicated to the study of successful companies (Good To Great and Built To Last books by Jim Collins that profiled a handful of such companies) that were able to differentiate their long term financial and share price performance because of their enterprise mission, purpose, principles and high performance culture over long periods of time (20 to 50 years). I see no reason Carriage cannot rejoin the Good To Great Journey ranks and then become a Built To Last Company over the next ten years as each of you leads your performance higher and the “Flywheel Effect” literally sweeps across our portfolio and infects each of you with a “never-say-die, can do” attitude! I have always been intrigued at how some individuals lead uniquely successful and meaningful lives and what causes them to do so. One of my favorite frameworks on successful individuals that I have shared with many of you in the past is published by Investors’ Business Daily (“IBD”), titled IBD’s 10 Secrets To Success, which I find timely and profoundly relevant as we launch A NEW BEGINNING – PART II. Each one of you who leads one of our businesses and each one of us who is privileged to support your leadership can use IBD’s 10 Secrets To Success as a framework for thinking not only about our businesses and teams of employees but also about the joy and meaning our work and collaboration toward our Being The Best Mission and Vision provides to our personal lives. When we are bound together as One Team with One Vision of our businesses and personal lives, no degree of setback will be able to hold us back from continuing Carriage’s Good To Great Journey that never ends. Page 22 CARRIAGE SERVICES 2018 Annual Report

Setbacks Lead to Comebacks I recently read a wonderful article in the Investors’ Business Daily by Steve Watkins on Leaders and Success titled “Problem Solving: Overcome Setbacks With A Comeback Attitude,” and after our recent setbacks would like to share a few of the main points with you as we embark on A NEW BEGINNING – PART II: . • Setbacks are a fact of life. It’s how you respond to and overcome setbacks that sets you apart from the crowd; . • People need an overarching reason to keep pushing when they hit a roadblock. That reason can’t be monetary because it won’t last. You have to attach a purpose that is emotional. Leaders must be connected to the purpose. . • Look for the lesson and learn from the setback. Turn your setbacks into comebacks. . • Realize that everyone, even those at the top, encounter setbacks. Life is 10% what happens to you and 90% how you respond. . • The power of a positive attitude can have an enormous impact on turning a setback into a comeback. Comebacks happen when you restore confidence and build momentum. . • Release your regrets while taking responsibility for your role in the setback. Regret only imprisons a person in self-pity. . • If you have people who aren’t on board with the company’s purpose and won’t battle adversity, then get rid of them. My unshakable belief is that the recent setbacks and our remarkable comeback over the last four months has positioned our company and each of you for unparalleled success over the next five years. Now let’s show all the nay-sayers and doubters in our industry and world what a “Carriage High Performance Culture Snapback Comeback” really looks like! Our annual theme is therefore timely and profoundly appropriate: Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II As always, I leave you with this quote from the book Good To Great by Jim Collins: “Greatness is not a matter of circumstance. Greatness, it turns out, is a matter of conscious choice!” Like each of you I choose Greatness because that’s just WHO WE ARE! CARRIAGE SERVICES 2018 Annual Report Page 23

VII. February 12, 2019 Memorandum: Important Announcements.

We have now launched the second five year timeframe of **Carriage's Good To Great Journey** that never ends with the annual theme of **Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II.** From all the positive feedback that has been received from our Managing Partners, Directors of Support, Regional Partners and Operations & Acquisitions Analysis Group over the last five months, I believe we are now positioned for a long period of sustained success. Accordingly, I would like to share some important announcements with you.

Standards Council Members / Membership Goal, Criteria and Responsibility

Our Standards Council and each of its Members played a huge role with me and our leadership teams over the last five months as we went through a "brutally honest feedback process" of diagnosing and resolving the operating leadership issues and updating and rebooting our High Performance Funeral and Cemetery Standards. The Council Members and I are in full agreement on the important role they must have within Carriage in the future if we are to prove to those outside of Carriage that the idea and concept of a decentralized decision making business model (Standards Operating Model) that is relevant, well executed and supported is a superior and indeed unique model for operating and consolidating Funeral Home and Cemetery businesses.

I am honored to once again list below the nine members of our Standards Council. We developed a one page draft description (still a work in progress with Standards Council Members) for review at our recent Standards Council Meeting that defines the Standards Council Membership Goal as well as Membership Criteria and Responsibility. Once these membership matters have been completed and approved, we will post the final description on our website.

NAME	BUSINESS	LOCATION	MEMBER SINCE
Kristi Ah You	Franklin & Downs	Modesto, CA	2018
James Bass	Emerald Cost/McLaughlin FH	Ft. Walton Beach, FL	2016
Mark Cooper	Seaside Memorial Park & FHs	Corpus Christi, TX	2009
Frank Forastiere	Forastiere Funeral Homes	Springfield, MA	2004
Kyle Incardona	Hillier Funeral Homes	Bryan/College Station, TX	2013
Justin Luyben	Evans Brown Mortuaries	Sun City, CA	2017
Steve Mora	Conejo Mountain FH & Memorial Park	Camarillo, CA	2013
Tom O'Brien	O'Brien Funeral Home	Bristol, CT	2017
James Terry	James Terry Funeral Homes	Downingtown, PA	2016

Please feel free to contact any one of our Council Members for help, as they have a long and successful history as **Being The Best** Managing Partners. We are also in the process of pulling together personal biographies on each Council Member and posting them to the new Service and Guest Experience Portal so that you can see what areas (Service and Guest Experience, Social Media, etc.) each Member views as a strength.

Page 24 CARRIAGE SERVICES *2018 Annual Report*

Senior Leadership Team Reorganization There have been many changes related to field operations over the last five months, including me assuming the role of Chief Operating Officer. I am also pleased to announce a major change in the organizational structure of the Houston Support Center Senior Leadership Team. I have formed a new six member Carriage Executive Team on which I serve as Chairman and is also comprised of Viki Blinderman, Senior Vice President, Principal Financial Officer and Chief Accounting Officer; Ben Brink, Senior Vice President, Chief Financial Officer and Treasurer; Shawn Phillips, Senior Vice President and Head of Strategic and Corporate Development – who has also stepped back into operations as Regional Partner of the Central Region; Michael Loeffel, Vice President of Human Resources; and Steve Metzger, Senior Vice President and General Counsel. As part of this reorganization I am pleased to announce that Steve Metzger has been promoted to Senior Vice President and General Counsel and will head Carriage’s legal team. Other members of our Senior Leadership Team will continue to report to me including operations leadership comprised of our three Senior Vice Presidents and Regional Partners, Shawn Phillips, Paul Elliott, and Chris Manceaux; and Peggy Schappaugh, Director of Operations & Acquisition Analysis. I am disbanding the former Operations and Strategic Growth Leadership Team (OSGLT) as we now have the 4L Leadership Team (Listening, Learning, Loving and Leading) comprised of a broader and deeper group of aligned leaders in our Houston Support Center. Over the last several months the 4L Leadership Team along with all Directors of Support have gone through an extensive course curriculum (Carriage University) relating to learning about the idea / concept and evolution of our Standards Operating Model. This group of over forty leaders attended as observers at the Standards Council Meetings on November 30th (approved updated / rebooted Funeral Standards) and February 7th (approved Standards Achievement for each Managing Partner and business for 2018). There was no final exam for this group of 4L Leaders because the “Learning Journey” about Carriage and its high performance culture ideas and concepts will never end! It also gives me great pleasure to announce that Peggy Schappaugh has been promoted to Director of Operations & Acquisitions Analysis (the name of the group has changed to reflect their new responsibility for acquisitions). Peggy’s Operations & Acquisitions Analysis Group (OAAG) will now assume the responsibility of vetting all acquisition candidates that are submitted by Corporate Development with updated Strategic Acquisition Criteria that are in alignment with our updated and rebooted High Performance Funeral and Cemetery Standards. Additionally, Members of the Operations & Acquisitions Analysis Group, which consists of Shane Hinds, Brittney Riddick and Chris Cooper, have had their titles changed from Analyst to Senior Operations and Acquisitions Partner to more accurately reflect their actual duties. In addition to their existing responsibilities they will incorporate analysis of historical operational and financial data trends for each acquisition candidate and development of a five year and ten year operational and financial forecast used for valuation of the business. CARRIAGE SERVICES 2018 Annual Report Page 25

And last but certainly not least, I am pleased and proud to announce that Winnie Hurston with over twelve years in the trenches as my foxhole buddy (occasionally being hit by friendly fire) facilitating our Being The Best Vision and Carriage’s Good To Great Learning Journey, has earned a title change to Senior Executive Assistant to CEO and Special Projects Manager. But while the new title is the official one, my unofficial title will always be Winnie The Winner and CEO Force Multiplier! Summary Our goal from all the major changes over the last five months is to substantially improve the operating and financial performance trends of our existing portfolio of businesses while adding new businesses by acquisition to our existing portfolio that have a higher revenue growth profile. Once new acquisitions are integrated into our Standards Operating Model Framework, the new Managing Partner and employee team will be able to achieve a high level (70% or higher) of our updated Funeral and/or Cemetery Standards. Carriage will then become a magnet for the best talent and independent businesses in our industry and well on our way toward the long term goal of moving from being a Good To Great Company to a Built To Last Company. But first we mustEXECUTE the recently updated and rebooted High Performance Standards at a VERY HIGH ACHIEVEMENT Level consistent with Carriage Services 2019: Back To The Future – A NEW BEGINNING – PART II! As always, I leave you with this quote from the book Good To Great by Jim Collins: “Greatness is not a matter of circumstance. Greatness, it turns out, is a matter of conscious choice!” I choose GREATNESS because I want to get back on the Good To Great Journey with you! Page 26 CARRIAGE SERVICES 2018 Annual Report

VIII. Conclusion to Shareholder Letter. The last four months of 2018 and first two months of 2019 have been the most humbling experience in my long business career, a sentiment that is not related to the problems we experienced but to the wonderful feedback which I received from so many of our Managing Partners, Directors of Support, Regional Partners, Operations and Acquisition Analysis Partners and 4L Team Members all during this period of renewal. Their expressions of support, commitment and collaboration on new ideas for continuous improvement have been inspiring and energizing not only to me but to all the other field and support team leaders and employees as well as to the Members of our Board of Directors. I started this Shareholder Letter with a long and wonderful recent email from Nicholas Welzenbach, Managing Partner of one of our large funeral home and cemetery businesses in San Jose that have been part of our portfolio since 1998. I will end this Shareholder Letter with one of the earliest and the shortest but just as wonderfully profound email from Victor LoGiudice, a new Managing Partner of a large and fabulous funeral home business on Long Island that joined Carriage in late 2017. I received Victor’s email one day after my October 31, 2018 Memorandum announcing our “NEVER GIVE IN” Findings and “A Year of Renewal” Changes. “From: Victor LoGiudice Sent: Thursday, November 1, 2018 3:15 PM To: Mel Payne Subject: Update on Carriage Good To Great Turnaround Plan Dear Mel, Thank you. I wish I could express in words what your memo meant to me, but unfortunately I am at a loss. Sincerely, Victor J. LoGiudice, CFSP Managing Partner” Much like Victor, I am at a loss to find words sufficient to express my gratitude, respect for and thanks to each of the many Managing Partners whose personal feedback to me either directly or indirectly at the time was like food for the heart, mind and soul. However, I do find the highest and most principled honor in dedicating this Shareholder Letter to all of the Managing Partners of our operating businesses and especially to those special nine “Foxhole Partners” who serve on our Standards Council. Respectfully, Melvin C. Payne Chairman and Chief Executive Officer CARRIAGE SERVICES 2018 Annual Report Page 27

CARRIAGE 2018 GOOD TO GREAT AWARD – HIGH PERFORMANCE HEROES At the beginning of 2012 we created a new five year incentive award with the nameGood To Great Award that was directly linked to our annual Being The Best Pinnacle Award which itself is linked to High Funeral Standards Achievement over a full year, i.e. our Good To Great Awards require high and sustained Being The Best Standards Achievement over a full five years. We have had many wonderful performances since the start of our Good To Great Journey by High Performance Hero Funeral and Cemetery Managing Partners and Sales Managers and their teams of winning employees. So I am more than honored on behalf of our Standards Council Members, senior leadership team and Board of Directors to announce our third group of Good To Great Award winners for the five year timeframe that began in 2014 and ended at year end 2018, who are listed below. Sue Keenan Byron Keenan Funeral Home & Cremation; Springfield, MA Matthew Simpson Fry Memorial Chapel; Tracy, CA Mike Conner Conner Westbury Funeral Home; Griffin, GA Curtis Ottinger Heritage Funeral Home; Chattanooga, TN Ben Friberg Heritage Funeral Home and Crematory; Fort Oglethorpe, GA Page 28 CARRIAGE SERVICES 2018 Annual Report

CARRIAGE 2018 PINNACLE OF SERVICE AWARD WINNERS – HIGH PERFORMANCE HEROES As an important part of our High Performance Culture tradition and language, and because we have a passionate conviction that RECOGNITION is the highest form of motivation, listed below are 34 Carriage Managing Partners who were “Being The Best” Pinnacle Of Service Award winners and 8 Managing Partners who achieved 100% Of Standards for 2018. “Being The Best” Pinnacle Of Service Award Jeff Seaman Dwayne R. Spence Funeral Homes; Canal Winchester, OH Justin Luyben Evans-Brown Mortuaries & Crematory; Sun City, CA Jeff Hardwick Bryan & Hardwick Funeral Home; Zanesville, OH Andy Shemwell Maddux-Fuqua-Hinton Funeral Homes; Hopkinsville, KY James Bass Emerald Coast/McLaughlin Mortuary; Fort Walton Beach, FL *Steven Mora Conejo Mountain Funeral Home; Conejo Mountain Memorial Park; Camarillo, CA Brian Binion Steen Funeral Homes; Ashland, KY Curtis Ottinger Heritage Funeral Home; Chattanooga, TN Sue Keenan Byron Keenan Funeral Home & Cremation; Springfield, MA Alan Kerrick Dakan Funeral Chapel; Caldwell, ID Bob Prindiville Bright Funeral Home & Cremation Service; Wake Forest, NC Mike Conner Conner-Westbury Funeral Home; Griffin, GA Ashley Vella Deegan Funeral Chapels; Escalon, CA Kim Borselli Fuller Funeral Home-Cremation Service (Pine Ridge); Naples, FL Brad Shemwell Latham Funeral Home; Elkton, KY Kyle Incardona Hillier Funeral Homes; Bryan / College Station, TX John Fitzpatrick Donohue & Cecere Funeral Homes; Westbury, NY James Terry James J. Terry Funeral Home; Downington, PA Bob Pollard Lotz Funeral Home-Salem; Salem, VA Wayne Lovelace Lotz Funeral Home-Vinton; Vinton, VA Todd Muller All Cremation Options; Naples, FL Verdo Werre McNary-Moore Funeral Service; Colusa, CA Bill Martinez Stanfill Funeral Home; Miami, FL Jason Cox Lane Funeral Home-South Crest; Rossville, GA Roger Allen LaGrone-Blackburn-Shaw Funeral Homes; Amarillo, TX Dan Simons Everly Community Funeral Care; Falls Church, VA Robert Maclary Kent-Forest Lawn Funeral Home; Panama City, FL *Nicholas Welzenbach Darling Fischer Funeral Homes; Los Gatos, CA “Being The Best” Pinnacle Of Service Award & 100% of Standards Award *Nicholas Welzenbach Los Gatos Memorial Park; Los Gatos, CA Ken Summers P.L. Fry & Son Funeral Home; Manteca, CA Matthew Simpson Fry Memorial Chapel; Tracy, CA Courtney Charvet North Brevard Funeral Home; Titusville, FL Jeff Steadman Sansone Funeral Home; Bristol, RI Patrick Schoen Jacob Schoen & Son; New Orleans, LA *Tim Hauck Harvey-Engelhardt/Fuller Metz; Fort Myers, FL “Being The Best” 100% Of Standards Award *Tim Hauck Lee County Cremation Services; Fort Myers, FL Cyndi Hoots Schmidt Funeral Homes; Katy, TX * Qualified for 2 Businesses CARRIAGE SERVICES 2018 Annual Report Page 29